EXHIBIT 10.1

SECOND AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

SECOND AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT (this “Agreement”), dated as of May 2, 2020, between BlackRock Capital Investment Corporation, a Delaware corporation (the “BDC”), and BlackRock Capital Investment Advisors, LLC, a Delaware limited liability company (the “Advisor”).

WHEREAS, the BDC and the Advisor are parties to that certain Amended and Restated Investment Management Agreement, dated January 16, 2018 (the “Previous Agreement”), pursuant to which the Advisor provides investment management services to the BDC; and

WHEREAS, the BDC and the Advisor desire to amend and restate the Previous Agreement in its entirety solely to reduce the Management Fee and the Incentive Fee (each as defined herein); and

WHEREAS, the Advisor has agreed to furnish investment advisory services to the BDC, a closed-end management company that has elected to be regulated as a business development company under the 1940 Act; and

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Advisor is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1.In General.  The Advisor agrees, all as more fully set forth herein, to act as investment advisor to the BDC with respect to the investment of the BDC’s assets and to supervise and arrange for the day-to-day operations of the BDC and the purchase of securities for and the sale of securities held in the investment portfolio of the BDC.

2.Duties and Obligations of the Advisor with Respect to Investment of Assets of the BDC.

(a)Subject to the succeeding provisions of this paragraph and subject to the direction and control of the BDC’s Board of Directors, the Advisor shall (i) act as investment advisor for and supervise and manage the investment and reinvestment of the BDC’s assets and in connection therewith have complete discretion in purchasing and selling securities and other assets for the BDC and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the BDC; (ii) supervise continuously the investment program of the BDC and the composition of its investment portfolio; (iii) arrange, subject to the provisions of Section 3(b) hereof, for the purchase and sale of securities and other assets held in the investment portfolio of the BDC; and (iv) oversee the administration of all aspects of the BDC’s business and affairs and provide, or arrange for others whom it believes to be competent to provide, certain services as specified in paragraph (b) below.  Nothing contained herein shall be construed to restrict the BDC’s right to hire its own employees or to contract for administrative services to be performed by third parties, including but not limited to, the calculation of the net asset value of the BDC’s shares.

(b)Except to the extent provided for directly by the BDC, the specific services to be provided or arranged for by the Advisor for the BDC pursuant to paragraph (a)(iv) above are (i) maintaining the BDC’s books and records, to the extent not maintained by the BDC’s custodian, transfer agent and dividend disbursing agent in accordance with applicable laws and regulations; (ii) initiating all money transfers to the BDC’s custodian and from the BDC’s custodian for the payment of the BDC’s expenses, investments and dividends; (iii) reconciling account information and balances among the BDC’s custodian, transfer agent and dividend disbursing agent; (iv) preparing all governmental filings by the BDC and all reports by the BDC to its shareholders; (v) supervising the calculation of the net asset value of the BDC’s shares; and (vi) preparing notices and agendas for meetings of the BDC’s shareholders and the BDC’s Board of Directors as well as minutes of such meetings in all matters required by applicable law to be acted upon by the Board of Directors.

(c)In the performance of its duties under this Agreement, the Advisor shall at all times use all reasonable efforts to conform to, and act in accordance with, any requirements imposed by (i) the provisions of the 1940 Act, and of any rules or regulations in force thereunder; (ii) any other applicable provision of law; (iii) the provisions of the Certificate of Incorporation and the By-Laws of the BDC, as such documents are amended from time to time; (iv) the investment objectives, policies and restrictions applicable to the BDC as set forth in the BDC’s Registration Statement on Form N-2 (the “Registration Statement”); and (v) any policies and determinations of the Board of Directors of the BDC.

(d)The Advisor will seek to provide qualified personnel to fulfill its duties hereunder and, except as set forth in the following sentence, will bear all costs and expenses incurred in connection with its investment advisory duties thereunder.  The BDC shall reimburse the Advisor for all direct and indirect cost and expenses incurred by the Advisor (i) for office space rental, office equipment and utilities allocable to performance of investment advisory and non investment advisory administrative or operating services hereunder by the Advisor and (ii) allocable to any non-investment advisory administrative or operating services provided by the Advisor hereunder, including salaries, bonuses, health insurance, retirement benefits and all similar employment costs, such as office equipment and other overhead items. All allocations made pursuant to this paragraph (d) shall be made pursuant to allocation guidelines approved from time to time by the Board of Directors. The BDC shall also be responsible for the payment of all the BDC’s other expenses, including (i) payment of the fees payable to the Advisor under Section 8 hereof; (ii) organizational expenses; (iii) brokerage fees and commissions; (iv) taxes; (v) interest charges on borrowings; (vi) the cost of liability insurance or fidelity bond coverage for the BDC’s officers and employees, and directors’ and officers’ errors and omissions insurance coverage; (vii) legal, auditing and accounting fees and expenses; (viii) charges of the BDC’s administrator (if any), custodian, transfer agent and dividend disbursing agent and any other service providers; (ix) the BDC’s dues, fees and charges of any trade association of which the BDC is a member; (x) the expenses of printing, preparing and mailing proxies, stock certificates, reports, prospectuses, registration statements and other documents used by the BDC; (xi) expenses of registering and offering securities of the BDC under applicable law; (xii) the expenses of holding shareholder meetings; (xiii) the compensation, including fees, of any of the BDC’s directors, officers or employees who are not affiliated persons of the Advisor; (xiv) all expenses of computing the BDC’s net asset value per share; (xv) litigation and indemnification and other extraordinary or non recurring expenses; and (xvi) all other non investment advisory expenses of the BDC.

(e)The Advisor shall give the BDC the benefit of its professional judgment and effort in rendering services hereunder, but neither the Advisor nor any of its officers, directors, employees, agents or controlling persons shall be liable for any act or omission or for any loss sustained by the BDC in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement; provided, however, that the foregoing shall not constitute a waiver of any rights which the BDC may have which may not be waived under applicable law.

3.Covenants.  (a)  In the performance of its duties under this Agreement, the Advisor shall at all times conform to, and act in accordance with, any requirements imposed by: (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and all applicable Rules and Regulations of the Securities and Exchange Commission (the “SEC”); (ii) any other applicable provision of law; (iii) the provisions of the Certificate of Incorporation and By-Laws of the BDC, as such documents are amended from time to time; (iv) the investment objectives and policies of the BDC as set forth in its Registration Statement; and (v) any policies and determinations of the Board of Directors of the BDC.

(a)In addition, the Advisor will:

(i)place orders either directly with the issuer or with any broker or dealer.  Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Advisor will attempt to obtain the best price and the most favorable execution of its orders.  In placing orders, the Advisor will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency.  Consistent with this obligation, the Advisor may select brokers on the basis of the research, statistical and pricing services they provide to the BDC and other clients of the Advisor.  Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Advisor hereunder.  A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Advisor determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Advisor to the BDC and its other clients and that the total commissions paid by the BDC will be reasonable in relation to the benefits to the BDC over the long term.  In addition, the Advisor is authorized to take into account the sale of shares of the BDC in allocating purchase and sale orders for portfolio securities to brokers or dealers (including brokers and dealers that are affiliated with the Advisor), provided that the Advisor believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms.  In no instance, however, will the BDC’s securities be purchased from or sold to the Advisor, or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law;

(ii)maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates.  When the Advisor makes investment recommendations for the BDC, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the BDC’s account are customers of the commercial department of its affiliates; and

(iii)treat confidentially and as proprietary information of the BDC all records and other information relative to the BDC, and the BDC’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the BDC, which approval shall not be unreasonably withheld and may not be withheld where the Advisor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the BDC.

4.Services Not Exclusive.  Nothing in this Agreement shall prevent the Advisor or any officer, employee or other affiliate thereof from acting as investment advisor for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Advisor or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Advisor will undertake, and will cause its employees to undertake, no activities which, in its judgment, will adversely affect the performance of the Advisor’s obligations under this Agreement.

5.Books and Records.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Advisor hereby agrees that all records which it maintains for the BDC are the property of the BDC and further agrees to surrender promptly to the BDC any such records upon the BDC’s request.  The Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

6.Agency Cross Transactions.  From time to time, the Advisor or brokers or dealers affiliated with it may find themselves in a position to buy for certain of their brokerage clients (each an “Account”) securities which the Advisor’s investment advisory clients wish to sell, and to sell for certain of their brokerage clients securities which advisory clients wish to buy.  Where one of the parties is an advisory client, the Advisor or the affiliated broker or dealer cannot participate in this type of transaction (known as a cross transaction) on behalf of an advisory client and retain commissions from one or both parties to the transaction without the advisory client’s consent.  This is because in a situation where the Advisor is making the investment decision (as opposed to a brokerage client who makes his own investment decisions), and the Advisor or an affiliate is receiving commissions from both sides of the transaction, there is a potential conflicting division of loyalties and responsibilities on the Advisor’s part regarding the advisory client.  The SEC has adopted a rule under the Advisers Act, which permits the Advisor or its affiliates to participate on behalf of an Account in agency cross transactions if the advisory client has given written consent in advance.  By execution of this Agreement, the BDC authorizes the Advisor or its affiliates to participate in agency cross transactions involving an Account.  The BDC may revoke its consent at any time by written notice to the Advisor.

7.Expenses.  During the term of this Agreement, the Advisor will bear all costs and expenses of its employees and any overhead incurred in connection with its duties hereunder and shall bear the costs of any salaries or Directors’ fees of any officers or Directors of the BDC who are affiliated persons (as defined in the 1940 Act) of the Advisor; provided that the Board of Directors of the BDC may approve reimbursement to the Advisor of the pro rata portion of the salaries, bonuses, health insurance, retirement benefits and all similar employment costs for the time spent on BDC operations (other than the provision of investment advice and administrative services required to be provided hereunder) of all personnel employed by the Advisor who devote substantial time to BDC operations or the operations of other investment companies advised by the Advisor.

8.Compensation.

(a)The provisions of this Section 8 shall apply with respect to the compensation of the Advisor.

(b)The Advisor, for its services to the BDC, will be entitled to receive a management fee from the BDC (the “Management Fee”).  The Management Fee will be calculated at an annual rate of 1.50% of total assets, excluding cash; provided, however, that the Management Fee will be calculated at an annual rate of 1.00% of total assets, excluding cash, that exceed an amount equal to 200% of the BDC’s net assets.  The Management Fee will be paid quarterly in arrears based on the asset valuation as of the end of the prior quarter and will be prorated for any period of less than a quarter.

(c)For purposes of this Agreement, the assets and net assets of the BDC shall be calculated pursuant to the procedures adopted by resolutions of the Directors of the BDC for calculating the value of the BDC’s assets or delegating such calculations to third parties.

(d)The Advisor will be entitled to receive an incentive fee (the “Incentive Fee”) during each calendar quarter (which will apply only to the portion of the Incentive Fee based on income) and each Annual Period (which will apply only to the portion of the Incentive Fee based on capital gains), as follows:

(i)Incentive Fee Based on Income.

(A)The portion of the Incentive Fee based on income other than capital gains will be calculated separately for each calendar quarter and will be paid on a quarterly basis.  The BDC will pay the Advisor the portion of the Incentive Fee based on income for each period as follows:

(i)

No Incentive Fee based on income other than capital gains for any calendar quarter in which the BDC’s Pre-Incentive Fee Net Investment Income does not exceed 1.75% (7.00% annualized) of the BDC’s net assets attributable to common stock at the beginning of such quarter.

(ii)

100% of the BDC’s Pre-Incentive Fee Net Investment Income in any calendar quarter with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, for such calendar quarter, that exceeds 1.75% (7.00% annualized) of the BDC’s net assets attributable to common stock at the beginning of such quarter but is less than 2.12% (8.48% annualized).

(iii)

17.5% of the BDC’s Pre-Incentive Fee Net Investment Income, if any, for any calendar quarter, that exceeds 2.12% (8.48% annualized) of the BDC’s net assets attributable to common stock at the beginning of such quarter.

(B)The calculations described above in sub-paragraph (A) will be appropriately pro rated for any period of less than a quarter and adjusted for the net proceeds from any common stock issuances and the cost of any common stock repurchases during such quarter.  The payment of any such Incentive Fee based on income otherwise earned by the Advisor shall be deferred if, for the most recent four full calendar quarter period ending on or prior to the date such payment is to be made, the Annualized Rate of Return is less than 7.0% of the BDC’s net assets attributable to common stock at the beginning of such four quarter period as adjusted for the net proceeds from any common stock issuances and the cost of any common stock repurchases during such four full calendar quarter period, with any deferred Incentive Fees to be carried over for payment in subsequent quarterly calculation periods to the extent such payment can then be made in accordance with this Agreement.

(ii)Incentive Fee Based on Capital Gains.

(A)The portion of the Incentive Fee based on capital gains will be calculated separately for each Annual Period.  The Advisor will be entitled to receive an Incentive Fee based on capital gains for each Annual Period in an amount equal to 17.5% of the amount by which (1) the BDC’s net realized capital gains occurring during the period, if any, exceeds (2) its unrealized capital depreciation, if any, occurring during the period.

(B)In calculating the portion of the Incentive Fee based on capital gains payable for any period, the BDC’s investments shall be accounted for on a security-by-security basis.  In addition, the portion of the Incentive Fee based on capital gains will be determined using the “period-to-period” method pursuant to which the portion of the Incentive Fee based on capital gains for any period will be based on realized capital gains for the period reduced by realized capital losses for the period and unrealized capital depreciation for the period.

(iii)The calculation of the Incentive Fee described above in this Section 8(d) is illustrated in the examples attached to this Agreement in Annex A.  In the event of a conflict between the language above and the examples, the examples shall prevail.

(iv)Notwithstanding anything else set forth herein, the Incentive Fee shall not include any amounts of capital gain that would violate Section 205(b)(3) of the Advisers Act as interpreted from time to time by the SEC or its staff.

(e)For purposes of Section 8(d), the following terms shall have the meanings ascribed to them below:

(i)“Annual Period” means the period beginning on July 1 of each calendar year and ending on June 30 of the next calendar year;

(ii)“Annualized Rate of Return” is computed by reference to the sum of (i) the aggregate distributions to the BDC’s common stockholders for the period in question and (ii) the change in the BDC’s net assets attributable to common stock (before taking into account any Incentive Fees otherwise payable during such period);

(iii)“net assets attributable to common stock” means the BDC’s total assets less indebtedness and preferred stock; and

(iv)“Pre-Incentive Fee Net Investment Income” means net investment income (as determined in accordance with United States generally accepted accounting principles) accrued by the BDC during the calendar quarter excluding any accruals for or payments in respect of the Incentive Fee.

9.Indemnity.  (a)    The BDC may, in the discretion of the Board of Directors of the BDC, indemnify the Advisor, and each of the Advisor’s directors, officers, employees, agents, associates and controlling persons and the directors, partners, members, officers, employees and agents thereof (including any individual who serves at the Advisor’s request as director, officer, partner, member or the like of another entity) (each such person being an “Indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable state law) reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such Indemnitee may be or may have been involved as a party or otherwise or with which such Indemnitee may be or may have been threatened, while acting in any capacity set forth herein or thereafter by reason of such Indemnitee having acted in any such capacity, except with respect to any matter as to which such Indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of the BDC and furthermore, in the case of any criminal proceeding, so long as such Indemnitee had no reasonable cause to believe that the conduct was unlawful; provided, however, that (1) no Indemnitee shall be indemnified hereunder against any liability to the BDC or its shareholders or any expense of such Indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of such Indemnitee’s position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “disabling conduct”), (2) as to any matter disposed of by settlement or a compromise payment by such Indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the BDC and that such Indemnitee appears to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of the BDC and did not involve disabling conduct by such Indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee was authorized by a majority of the full Board of Directors of the BDC.

(a)The BDC may make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the BDC receives a written affirmation of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the BDC unless it is subsequently determined that such Indemnitee is entitled to such indemnification and if the Directors of the BDC determine that the facts then known to them would not preclude indemnification.  In addition, at least one of the following conditions must be met:  (A) the Indemnitee shall provide security for such Indemnitee-undertaking, (B) the BDC shall be insured against losses arising by reason of any unlawful advance, or (C) a majority of a quorum consisting of Directors of the BDC who are neither “interested persons” of the BDC (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (“Disinterested Non-Party Directors”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification.

(b)All determinations with respect to the standards for indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Indemnitee is not liable or is not liable by reason of disabling conduct, or (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-Party Directors of the BDC, or (ii) if such a quorum is not obtainable or, even if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion.  All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized and shall be made in accordance with the immediately preceding clause (2) above.

The rights accruing to any Indemnitee under these provisions shall not exclude any other right to which such Indemnitee may be lawfully entitled.

10.Limitation on Liability.  (a)  The Advisor will not be liable for any error of judgment or mistake of law or for any loss suffered by Advisor or by the BDC in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement.

(a)Notwithstanding anything to the contrary contained in this Agreement, the parties hereto acknowledge and agree that, as provided in the Certificate of Incorporation, this Agreement is executed by the Directors and/or officers of the BDC, not individually but as such Directors and/or officers of the BDC, and the obligations hereunder are not binding upon any of the Directors or Shareholders individually but bind only the estate of the BDC.

11.Duration and Termination.  This Agreement shall become effective as of the date hereof and, unless sooner terminated with respect to the BDC as provided herein,  shall continue in effect for a period of two years.  Thereafter, if not terminated, this Agreement shall continue in effect with respect to the BDC for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the BDC’s Board of Directors or the vote of a majority of the outstanding voting securities of the BDC at the time outstanding and entitled to vote, and (b) by the vote of a majority of the Directors who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.  Notwithstanding the foregoing, this Agreement may be terminated by the BDC at any time, without the payment of any penalty, upon giving the Advisor 60 days’ notice (which notice may be waived by the Advisor), provided that such termination by the BDC shall be directed or approved by the vote of a majority of the Directors of the BDC in office at the time or by the vote of the holders of a majority of the voting securities of the BDC at the time outstanding and entitled to vote, or by the Advisor on 60 days’ written notice (which notice may be waived by the BDC).  This Agreement will also immediately terminate in the event of its assignment.  (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.)  If this Agreement is terminated pursuant to this Section, the BDC shall pay the Advisor a pro rated portion of the Management Fee and the Incentive Fee.  The Management Fee and the Incentive Fee due to the Adviser in the event of termination pursuant to this Section will be determined according to the method set forth in the following paragraph.

The BDC will engage at its own expense a firm acceptable to the BDC and the Advisor to determine the maximum reasonable fair value as of the termination date of the BDC’s consolidated assets (assuming each asset is readily marketable among institutional investors without minority discount and with an appropriate control premium for any control positions and ascribing an appropriate net present value to unamortized organizational and offering costs and going concern value).  After review of such firm’s work papers by the Advisor and the BDC and resolution of any comments therefrom, such firm will render its report as to valuation, and the BDC will pay to the Advisor or its affiliates any Management Fees or Incentive Fee, as the case may be, payable pursuant to the paragraphs above as if all of the consolidated assets of the BDC had been sold at the values indicated in such report and any net income and gain distributed.  Such report will be completed within 90 days after notice of termination is delivered hereto.

12.Notices.  Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

13.Amendment of this Agreement.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.  Any amendment of this Agreement shall be subject to the 1940 Act.

14.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

15.Use of the Name BlackRock.  The Advisor has consented to the use by the BDC of the name or identifying word “BlackRock” in the name of the BDC.  Such consent is conditioned upon the employment of the Advisor as the investment advisor to the BDC.  The name or identifying word “BlackRock” may be used from time to time in other connections and for other purposes by the Advisor and any of its affiliates.  The Advisor may require the BDC to cease using “BlackRock” in the name of the BDC if the BDC ceases to employ, for any reason, the Advisor, any successor thereto or any affiliate thereof as investment advisor of the BDC.

16.Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

17.Counterparts.  This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

BLACKROCK CAPITAL INVESTMENT
CORPORATION

By:	/s/ James E. Keenan
	Name:	James E. Keenan
	Title:	Interim Chief Executive Officer

BLACKROCK CAPITAL INVESTMENT
ADVISORS, LLC

By:	/s/ Laurence D. Paredes
	Name:	Laurence D. Paredes
	Title:	Secretary

Annex A

Examples of Fee Calculation Under Section 8 of the Agreement

Example 1—Incentive Fee Based on Income(1)

Formula

The formula for the portion of the Incentive Fee based on income for any quarter can be expressed as follows:

Incentive Fee with respect to Pre-Incentive Fee Net Investment Income —

•	When the Pre-Incentive Fee Net Investment Income for such quarter exceeds 1.75%(2) but does not exceed 2.12% = 100% x (Pre-Incentive Fee Net Investment Income – 1.75%)
•	When the Pre-Incentive Fee Net Investment Income for such quarter exceeds 2.12% = 100% x (2.12% – 1.75%) + 17.5% x (Pre-Incentive Fee Net Investment Income – 2.12%)

Notwithstanding the foregoing, if the Annualized Rate of Return for the most recent four full calendar quarter period ending on or prior to the date such payment is to be made payment is less than 7.0% of the BDC’s net assets attributable to common stock at the beginning of such four quarter period, adjusted for the net proceeds from any common stock issuances and the cost of any common stock repurchases during the period, the payment of such Incentive Fee will be deferred until the earliest quarter such four full calendar quarter Annualized Rate of Return requirement is satisfied.  “Annualized Rate of Return” in this context is computed by reference to the sum of (i) the aggregate distributions the BDC’s common stockholders during the period and (ii) the change in the BDC’s net asset value attributable to common stock prior to calculation of any income or capital gain Incentive Fees during the period and does not take into account changes in the market price of the BDC’s common stock.

Assumptions

•	Management fee(3) = 0.375%
•	Other expenses (legal, accounting, custodian, transfer agent, etc.)(4) = 0.0625%
•	After accounting for the distribution of income during each period, there is no change in the Company’s net assets

(1)

The hypothetical amount of Pre-Incentive Fee Net Investment Income shown is based on a percentage of net assets attributable to common stock (defined as total assets less indebtedness and preferred stock).  The example assumes that during the most recent four full calendar quarter period ending on or prior to the date the payment set forth in the example is to be made, the sum of (a) the BDC’s aggregate distributions to stockholders and (b) the BDC’s change in net assets attributable to common stock (defined as total assets less indebtedness and preferred stock) before taking into account any Incentive Fees accrued during the period, is at least 7.0% of the BDC’s net assets attributable to common stock (defined as total assets less indebtedness and preferred stock) at the beginning of such four quarter period (as adjusted for the net proceeds from any common stock issuances and the cost of any common stock repurchases during such four full calendar period).  See Alternative 4 for an example of a failure to satisfy this assumption and Alternative 5 for an example of subsequent satisfaction of this assumption.

(2)

Represents quarterly percentage of the value of net assets attributable to common stock at the beginning of the quarter, adjusted for the net proceeds from any common stock issuances and the cost of any common stock repurchases during the quarter.

(3)	Represents quarterly portion of an annual base management fee of 1.5% of the value of total assets.

(4)

Expressed as a percentage of the value of net assets attributable to common stock at the beginning of the quarter, adjusted for the net proceeds from any common stock issuances and the cost of any common stock repurchases during the period.

Alternative 1

Additional Assumptions

•	Investment Income (including interest, dividends, fees, etc.) = 1.25%
•	Pre-Incentive Fee Net Investment Income

= (investment income - (management fee + other expenses))

= (1.25% - (0.375% + 0.0625%))

= 0.8125%

Conclusion

Pre-Incentive Fee Net Investment Income does not exceed the Hurdle rate, therefore there is no Incentive Fee based on income.

Alternative 2

Additional Assumptions

•	Investment Income (including interest, dividends, fees, etc.) = 2.40%
•	Pre-Incentive Fee Net Investment Income

= (investment income – (management fee + other expenses))

= (2.40% - (0.375% + 0.0625%))

= 1.9625%

Determination of Incentive Fee

Pre-Incentive Fee Net Investment Income for the quarter exceeds the Hurdle rate, therefore there is an Incentive Fee payable with respect to net income for the quarter.

•	Incentive Fee Based on Income

= 100% x the lesser of (2.12% – 1.75%) AND (Pre-Incentive Fee Net Investment Income – 1.75%) + the greater of 0% and 17.5% x (Pre-Incentive Fee Net Investment Income – 2.12%)

= 100% x (1.9625% – 1.75%) + 0%

= 100% x 0.2125%

= 0.2125%

Alternative 3

Additional Assumptions

•	Investment Income (including interest, dividends, fees, etc.) = 3.50%
•	Pre-Incentive Fee Net Investment Income

= (investment income – (management fee + other expenses))

= (3.50% - (0.375% + 0.0625%))

= 3.0625%

Determination of Incentive Fee

Pre-Incentive Fee Net Investment Income for the quarter exceeds the Hurdle rate, therefore there is an Incentive Fee payable with respect to net income for the quarter.

•	Income Based Incentive Fee

= 100% x the lesser of (2.12% – 1.75%) AND (Pre-Incentive Fee Net Investment Income – 1.75%) + the greater of 0% AND 17.5% x (Pre-Incentive Fee Net Investment Income – 2.12%)

= 100% x (2.12% – 1.75%) + 17.5% x (3.0625% - 2.12%)

= 0.37% + (17.5% × 0.9425%)

= 0.37% + 0.165%

= 0.535%

Alternative 4

Additional Assumptions

During most recently completed quarter (Q4):

•	Investment Income = 3.50%
•	Pre-Incentive Fee Net Investment Income

= (investment income – (management fee + other expenses))

= (3.50% - (0.375% + 0.0625%))

= 3.0625%

During four quarter period ending with most recently completed quarter:

•	Q1 Pre-Incentive Fee Net Investment Income = 1.00%
•	Q2 Pre-Incentive Fee Net Investment Income = 1.00%
•	Q3 Pre-Incentive Fee Net Investment Income = 1.50%
•	All Pre-Incentive Fee Net Investment Income is distributed during the period.
•	After accounting for the distribution of the net investment income during the period, there is no change in the BDC’s net assets during the period.

Determination of Incentive Fee

During most recently completed quarter:

Pre-Incentive Fee Net Investment Income for the quarter exceeds the Hurdle rate, therefore there is an Incentive Fee based on income payable for the quarter.

•	Incentive Fee Based on Income

= 100% x the lesser of (2.12% – 1.75%) AND (Pre-Incentive Fee Net Investment Income – 1.75%) + the greater of 0% AND 17.5% x (Pre-Incentive Fee Net Investment Income – 2.12%)

= 100% x (2.12% – 1.75%) + 17.5% x (3.0625% – 2.12%)

= 0.37% + 0.165%

= 0.535%

During four quarter period ending with most recently completed quarter:

•	Annualized Rate of Return(5)

= (Q1 Pre-Incentive Fee Net Investment Income + Q2 Pre-Incentive Fee Net Investment Income + Q3 Pre-Incentive Fee Net Investment Income + Q4 Pre-Incentive Fee Net Investment Income) + (BDC’s change in net assets attributable to common stock)

= (1.00% + 1.00% + 1.50% + 3.0625%) + (0)

= 6.5625%

(5)	Annualized Rate of Return is measured before any calculation of Incentive Fees for income or capital gains.

Conclusion

Although an Incentive Fee is payable for such quarter, because the Annualized Rate of Return over the four quarter period  is less than 7.00%, the payment is deferred until the first quarter for which the Annualized Rate of Return over the four quarter period including such subsequent quarter equals or exceeds 7.00%.

Alternative 5

Additional Assumptions

During most recently completed quarter (Q4):

•	Investment Income = 4.00%
•	Pre-Incentive Fee Net Investment Income

= (investment income – (management fee + other expenses)

= (4.00% - (0.375% + 0.0625%))

= 3.5625%

During four quarter period ending with most recently completed quarter:

•	Q1 Pre-Incentive Fee Net Investment Income = 1.00%
•	Q2 Pre-Incentive Fee Net Investment Income = 1.50%
•	Q3 Pre-Incentive Fee Net Investment Income = 3.00%
•	All Pre-Incentive Fee Net Investment Income is distributed during the period.
•	After accounting for the distribution of the Pre-Incentive Fee Net Investment Income during the period, there is no change in the BDC’s net assets attributable to common stock during the period.
•	Deferred income based Incentive Fee during the period = 0.60%

Determination of Incentive Fee

During most recently completed quarter:

Pre-Incentive Fee Net Investment Income for the quarter exceeds the Hurdle rate, therefore there is an Incentive Fee based on income payable for the quarter.

•	Incentive Fee Based on Income

= 100% x the lesser of (2.12% – 1.75%) AND (Pre-Incentive Fee Net Investment Income – 1.75%) + the greater of 0% AND 17.5% x (Pre-Incentive Fee Net Investment Income – 2.12%)

= 100% x (2.12% – 1.75%) + 17.5% x (3.5625% – 2.12%)

= 0.37% + 0.2524%

= 0.6224%

During four quarter period ending with most recently completed quarter:

•	Annualized Rate of Return(6)

= (Q1 Pre-Incentive Fee Net Investment Income + Q2 Pre-Incentive Fee Net Investment Income + Q3 Pre-Incentive Fee Net Investment Income + Q4 Pre-Incentive Fee Net Investment Income) + (BDC’s change in net assets attributable to common stock)

= (1.00% + 1.50% + 3.00% + 3.50%) + (0)

= 9.00%

(6)	Annualized rate of return is measured before any calculation of Incentive Fees for income or capital gains.

Conclusion

Both the current quarter income based Incentive Fee of 0.70% and the earlier deferred income based Incentive Fee of 0.60% are paid.

Example 1—Incentive Fee Based on Capital Gains

Formula

The formula for the capital gains portion of the Incentive Fee for each July 1 through June 30 “Annual Period” can be expressed as follows:

Incentive Fee with respect to capital gains = 17.5% x (net realized capital gains to the extent in excess of gross unrealized capital depreciation)

Alternative 1

Assumptions

•	Year 1: $20.0 million investment made in Company A (“Investment A”), and $30.0 million investment made in Company B (“Investment B”)
•	Year 2: Investment A is sold for $50.0 million and fair value of Investment B determined to be $32.0 million
•	Year 3: fair value of Investment B determined to be $25.0 million
•	Year 4: Investment B sold for $31.0 million

Determination of Incentive Fee

The capital gains portion of the Incentive Fee, if any, would be:

•	Year 1: None (No sales transactions)
•	Year 2: $5.25 million (17.5% multiplied by $30.0 million realized capital gains on sale of Investment A)
•	Year 3: None
•	Year 4: $1.05 million (17.5% multiplied by $6.0 million realized capital gains on sale of Investment B)

Alternative 2

Assumptions

•	Year 1: $20.0 million investment made in Company A (“Investment A”), $30.0 million investment made in Company B (“Investment B”) and $25.0 million investment made in Company C (“Investment C”)
•	Year 2: Investment A sold for $50.0 million, fair value of Investment B determined to be $25.0 million and fair value of Investment C determined to be $25.0 million
•	Year 3: fair value of Investment B determined to be $27.0 million and Investment C sold for $30.0 million
•	Year 4: fair value of Investment B determined to be $35.0 million
•	Year 5: Investment B sold for $20.0 million

Determination of Incentive Fee

The capital gains portion of the Incentive Fee, if any, would be:

•	Year 1: None (No sales transactions)
•	Year 2: $4.375 million (17.5% multiplied by $25.0 million ($30.0 million realized capital gains on Investment A less $5.0 million unrealized capital depreciation on Investment B))
•	Year 3: $0.875 million (17.5% multiplied by $5.0 million realized capital gains on Investment C)
•	Year 4: None (No sales transactions)
•	Year 5: None